Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286709

ARES STRATEGIC INCOME FUND
SUPPLEMENT NO. 14 DATED NOVEMBER 3, 2026
TO THE PROSPECTUS DATED APRIL 24, 2026

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund, dated April 24, 2026 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to revise certain disclosures in the Prospectus as set forth below.

Update to Suitability Standards

The twelfth paragraph under “Suitability Standards” on page ii of the Base Prospectus is deleted in its entirety and replaced with the following:

Missouri Investors. Investors residing in Missouri must have either (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (b) a minimum net worth of $350,000. For these purposes, “net worth” shall be determined exclusive of such investor’s home, home furnishings, and automobiles. In addition, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities being registered in this offering.

Sub-section (i) of section 11.C under “Subscription Agreement” on page A-11 of the Base Prospectus and sub-section (i) of section 11.C under “Subscription Agreement – RIAs” on page A-28 of the Base Prospectus are each deleted in their entirety and replaced with the following:

If I am a Missouri resident, I must have either (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (b) a minimum net worth of $350,000. For these purposes, “net worth” shall be determined exclusive of such investor’s home, home furnishings, and automobiles. In addition, no more than ten percent (10%) of my liquid net worth shall be invested in securities being registered in this offering.

Please retain this Supplement with your Prospectus.